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                        RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                            U. S. LONG DISTANCE CORP.

    U. S. Long Distance Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

    1. The name of the corporation is U. S. LONG DISTANCE CORP. The date of filing of its original Certificate of Incorporation with the Secretary of State was September 21, 1987.

    2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

    3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

         1.   The name of the corporation is U. S. LONG DISTANCE CORP.

         2. The address of its registered office in the State of Delaware is 10th Floor, One Rodney Square, 10th and King Streets, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is RL&F Service Corp.

         3. The nature of the business or purposes to be conducted or promoted is:

              To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

              To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

              To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements

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    and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

              To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trust or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

              To borrow or raise money for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills or exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, or to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

              To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the corporation's property and assets, or any interest therein, wherever situated.

              In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other Law of Delaware or by this certificate of incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conducts, promotion or attainment of the business or purposes of the corporation.

              The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the business and purposes specified in each of the foregoing

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    clauses of this article shall be regarded as independent business and purposes.

         4. The total number of shares of stock which the corporation shall have authority to issue is sixty million (60,000,000), of which fifty million (50,000,000) shares are common stock, having a par value of one cent ($0.01) per share, and ten million (10,000,000) shares are preferred stock, having a par value of one cent ($0.01) per share. Preferred stock may be issued in one or more series. To the fullest extent permitted by law, the board of directors shall have the authority, by resolution, to create and issue such series of preferred stock and to fix with respect to any such series the number of shares of preferred stock comprising such series and the powers, designations, preferences and rights (and the qualifications, limitations and restrictions thereof) of the shares, of such series including, without limitation, the following:

              (a) the number of shares constituting that series and the distinctive designation of that series;

              (b) the dividend rate of the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

              (c) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

              (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

              (e) whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemptions, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

              (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

              (g) the rights of the shares of that series in the event of voluntary liquidation, dissolution or winding up of the corporation, and relative rights of priority, if any, of payments of such shares of that series;

              (h) any other relative rights, preferences and limitations of that series.

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         5.   The corporation is to have perpetual existence.

         6. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

              To make, alter or repeal the by-laws of the corporation;

              To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation;

              To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created;

              By a majority or the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence of disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and unless the resolution or by-laws, expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

              When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

         7.   Elections of directors need not be by written ballot unless the

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    by-laws of the corporation shall so provide.

         8. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

         9. The Corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers, or who at the request of the board of directors of the corporation may serve or at any time have served as directors or officers of another corporation in which the corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors, and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit, or proceeding to be liable for his own negligence or misconduct in the performance of this duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by-law, amendment, vote of stockholders, or otherwise.

         10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         11. No director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto, or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article 11, nor the adoption of any
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    incorporation inconsistent with this Article 11, shall eliminate or reduce the effect of this Article 11 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 11, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

    4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, said U. S. Long Distance Corp. has caused this Certificate to be signed by Parris H. Holmes, Jr., its Chairman of the Board of Directors, and attested by W. Audie Long, its Secretary, this 24th day of May, 1994.

                                       U. S. LONG DISTANCE CORP.



                                       By:  /S/ PARRIS H. HOLMES, JR.
                                            ----------------------------------
                                            Parris H. Holmes, Jr.
                                            Chairman of the Board of Directors

ATTEST:



By: /S/ W. AUDIE LONG
    -------------------------
    W. Audie Long, Secretary